Exhibit 99.2

Browning West’s Slate of Highly Qualified Director Candidates Releases Five-Pillar Plan to Enhance Shareholder Value at Gildan Activewear

Five-Pillar Plan is Expected to Increase Gildan’s Share Price to More Than $60 USD by the End of 2025 and More Than $100 USD Over the Next Five Years

Highly Qualified Slate Includes Directors with Extensive Financial, Governance, and Relevant Global Apparel Industry Experience, as Well as Strong Track Records of Value Creation and Successful Succession Planning Expertise

Proposed Chair Michael Kneeland’s Experience as Chair and Former CEO of United Rentals, Inc. Included Overseeing a Successful Management Transition and Creating Over $44 Billion USD in Value for Shareholders Over His Tenure

Proposed CEO Glenn Chamandy Delivered a Nearly 100-Fold Total Return for Gildan Shareholders During His Tenure, Possesses an Unrivaled Knowledge of the Company’s Low-Cost, Vertically Integrated Business Model, and Has the Public Support of Shareholders Representing Over 35% of Gildan’s Outstanding Shares

Visit www.SuperchargeGildan.com to Download a Copy of the Operating Plan, Sign-Up for Important Campaign Updates, and Obtain Information on How to Support Browning West’s Slate at the May 28th Annual Meeting

LOS ANGELES--(BUSINESS WIRE)--Browning West, LP (together with its affiliates, “Browning West” or “we”), which is a long-term shareholder of Gildan Activewear Inc. (NYSE: GIL) (TSX: GIL) (“Gildan” or the “Company”) and beneficially owns approximately 5.0% of the Company’s outstanding shares, today announced that its slate of director candidates released a presentation detailing its five-pillar plan to increase Gildan’s share price to more than $60 USD by the end of 2025 and more than $100 USD within the next five years. Browning West’s slate is releasing its operating plan now so that shareholders can understand the Company’s strong standalone prospects under our slate’s leadership relative to an outcome that likely undervalues the Company under the current Board of Directors’ reactionary sale process.

As a reminder, Browning West is seeking to elect eight highly qualified and independent director candidates to Gildan’s Board of Directors at the Annual Meeting of Shareholders on May 28, 2024. Browning West’s director candidates possess strong track records of value creation, expertise in successful succession planning, relevant industry and governance experience, as well as proven management and board service pedigrees in Canada and the U.S.

Shareholders are encouraged to visit www.SuperchargeGildan.com to download a copy of the operating plan and sign up for important campaign updates. Visit SEDAR+ (www.sedarplus.ca) to review a copy of Browning West’s information circular and other relevant materials.

Disclaimer for Forward-Looking Information

Certain information in this news release may constitute “forward-looking information” within the meaning of applicable securities legislation. Forward-looking statements and information generally can be identified by the use of forward-looking terminology such as “outlook,” “objective,” “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “plans,” “continue,” or similar expressions suggesting future outcomes or events. Forward-looking information in this news release may include, but is not limited to, statements of Browning West regarding (i) how Browning West intends to exercise its legal rights as a shareholder of the Company, and (ii) its plans to make changes at the Board and management of the Company.

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Although Browning West believes that the expectations reflected in any such forward-looking information are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks and uncertainties that may cause actual results, performance or developments to differ materially from those contained in the statements including, without limitation, the risks that (i) the Company may use tactics to thwart the rights of Browning West as a shareholder and (ii) the actions being proposed and the changes being demanded by Browning West, may not take place for any reason whatsoever. Except as required by law, Browning West does not intend to update these forward-looking statements.

Advisors

Olshan Frome Wolosky LLP is serving as legal counsel, Goodmans LLP is serving as Canadian legal counsel, and IMK is serving as Quebec legal counsel. Longacre Square Partners is serving as strategic advisor and Pelican PR is serving as public relations advisor. Carson Proxy is serving as proxy advisor.

About Browning West, LP

Browning West is an independent investment partnership based in Los Angeles, California. The partnership employs a concentrated, long-term, and fundamental approach to investing and focuses primarily on investments in North America and Western Europe.

Browning West seeks to identify and invest in a limited number of high-quality businesses and to hold these investments for multiple years. Backed by a select group of leading foundations, family offices, and university endowments, Browning West’s unique capital base allows it to focus on long-term value creation at its portfolio companies.

Contacts

Browning West

info@browningwest.com

310-984-7600

Longacre Square Partners

Charlotte Kiaie / Scott Deveau, 646-386-0091

browningwest@longacresquare.com

Pelican PR

Lyla Radmanovich / Mélanie Tardif, 514-845-8763

media@rppelican.ca

Carson Proxy

Christine Carson, 416-804-0825

christine@carsonproxy.com

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